EXHIBIT 5.1

[LETTERHEAD OF PALMER & DODGE LLP]

May 27, 2005

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by American Tower Corporation, a Delaware corporation (“American Tower”), of up to 186,468,275 shares (the “Shares”) of its Class A common stock, par value $.01 per share, the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to American Tower’s registration statement on Form S-4 (the “Registration Statement”). The Shares will be offered pursuant to the Agreement and Plan of Merger, dated as of May 3, 2005 (the “Merger Agreement”), by and among American Tower, Asteroid Merger Sub, LLC and SpectraSite, Inc.

We have acted as counsel to American Tower in connection with the preparation of the Registration Statement and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and Merger Agreement, corporate records, certificates and statements of officers and representatives of American Tower, and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. With respect to all of the documents reviewed, we have assumed, without investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. As to any facts which we have not independently established or verified, we have relied upon statements and representations of American Towers and others. We are admitted to the Bar of the Commonwealth of Massachusetts and we express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

Based on and subject to the foregoing, we are of the opinion that when the Registration Statement has become effective under the Securities Act and the Shares are issued in accordance with the terms of the Merger Agreement, and upon the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Palmer & Dodge LLP

PALMER & DODGE LLP